Exhibit 99.1

Kroger Reports First Quarter 2026 Results

First Quarter Highlights

•	Identical Sales without fuel increased 1.0%[1]
•	Operating Profit of $1,407 million; EPS of $1.46
•	Adjusted FIFO Operating Profit of $1,544 million and Adjusted EPS of $1.58
•	Adjusted eCommerce sales grew +19%[2]; Kroger Precision Marketing profit grew over 20%

CINCINNATI, June 18, 2026 – The Kroger Co. (NYSE: KR) today reported its first quarter 2026 results, maintained 2026 guidance, and shared progress on key priorities.

Comments from CEO Greg Foran

“I joined Kroger because I believe it represents the best opportunity in retail. We serve millions of families every day, in our stores and online. We have the right stores in the right places, unmatched customer insights, and the ability to win. Our focus is clear: to become America's best grocer. We will measure ourselves against that every day.

We are pleased with our first quarter results, but we know there is more work to do. That is why we are building a culture that is never satisfied, with a constant focus on serving our customers better."

1 Excludes adjustment items. See table 4.

2 Adjusted eCommerce sales exclude the effect of fulfillment center exits in markets where Kroger does not operate stores, the sale of Vitacost, and the discontinuation of Ship Marketplace.

First Quarter Financial Results

	1Q26 ($ in millions; except EPS)	1Q25 ($ in millions; except EPS)
ID Sales(1) (Table 4)	1.0%	3.2%
Earnings Per Share	$1.46	$1.29
Adjusted EPS (Table 6)	$1.58	$1.49
Operating Profit	$1,407	$1,322
Adjusted FIFO Operating Profit (Table 7)	$1,544	$1,518
Gross Margin (Table 8)	22.7%	23.0%
FIFO Gross Margin Rate(2)	Decreased 9 basis points
OG&A Rate(3)	Increased 16 basis points

(1) Without fuel and adjustment items, if applicable, and includes an unfavorable 130 basis point impact from the Inflation Reduction Act.

(2) Without rent, depreciation and amortization, fuel and adjustment items, if applicable.

(3) Without fuel and adjustment items, if applicable.

Total company sales were $46.1 billion in the first quarter compared to $45.1 billion for the same period last year. Excluding fuel and Vitacost, sales increased 0.5% compared to the same period last year.

Gross margin was 22.7% of sales for the first quarter compared to 23.0% for the same period last year. The decrease in rate was primarily driven by the mix impact of higher fuel sales, higher transportation costs, egg deflation, and planned price investments. These pressures were partially offset by favorable pharmacy mix, improved eCommerce profitability, sourcing benefits, and lower depreciation.

The FIFO gross margin rate, excluding rent, depreciation and amortization, fuel, and adjustment items decreased 9 basis points compared to the same period last year. The decrease in rate was primarily driven by the impacts from higher transportation costs, egg deflation, and planned price investments. These pressures were partially offset by favorable pharmacy mix, improved eCommerce profitability, and sourcing benefits.

The LIFO charge for the quarter was $52 million, compared to a LIFO charge of $40 million for the same period last year.

The Operating, General and Administrative rate, excluding fuel and adjustment items, increased 16 basis points compared to the same period last year. The increase in rate was primarily attributable to planned investments in associate wages and hours to enhance the customer experience, partially offset by lapping higher multi-employer pension contributions from the prior year and ongoing productivity initiatives.

Capital Allocation

Kroger expects to continue to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, as well as maintaining its current investment grade debt rating. The Company expects to continue to pay its quarterly dividend and expects this to increase over time, subject to board approval.

In December 2025, Kroger’s Board of Directors approved an additional $2 billion share repurchase authorization. Kroger expects to complete these repurchases by the end of fiscal 2026.

Kroger’s net total debt to adjusted EBITDA ratio is 1.75, compared to 1.69 a year ago (Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. Kroger’s strong balance sheet provides ample opportunities for the Company to invest in the business and enhance shareholder value.

Full-Year 2026 Guidance*

Reaffirmed

Adjusted Metric*	FY26 Guidance
Identical Sales without fuel**	1.0% - 2.0%
FIFO Operating Profit	$5.0 - $5.2 billion
EPS	$5.10 - $5.30
Free Cash Flow	$2.7 - $2.9 billion
Cap Ex	$3.8 - $4.0 billion
Tax Rate***	23%

* Without adjusted items, if applicable. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2026 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2026 GAAP financial results.

** Includes approximately 130 basis points unfavorable impact from the Inflation Reduction Act.

*** The adjusted tax rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations and changes in tax laws and policies, which cannot be predicted.

About Kroger

The Kroger Co. (NYSE: KR) is one of America’s largest retailers, serving more than 11 million customers daily through a digital shopping experience and retail food stores under a variety of banner names. With more than 400,000 associates across our family of companies, Kroger is committed to providing America with affordable, great-tasting food and creating #ZeroHungerZeroWaste communities. To learn more about us, visit our newsroom and investor relations site.

Kroger's first quarter 2026 ended on May 23, 2026.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute “forward-looking statements” about Kroger’s financial position and the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “committed,” “continue,” “drive,” “expect,” “focused,” “future,” “guidance,” “may,” “model,” “opportunities,” “strategy,” “target,” “trends,” and variations of such words and similar phrases. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary, disinflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including wars and conflicts; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates, along with changes in federal policy and at state and federal regulatory agencies; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and eCommerce; the outcome of litigation matters, including those relating to the terminated transaction with Albertsons; and the risks relating to or arising from our opioid litigation settlements, including the risk of litigation relating to persons, entities, or jurisdictions that do not participate in those settlements. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger’s adjusted effective tax rate may differ from the expected rate due to changes in tax laws and policies, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 8 a.m. (ET) on June 18, 2026 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, June 18, 2026.

1st Quarter 2026 Tables Include:

1.	Consolidated Statements of Operations
2.	Consolidated Balance Sheets
3.	Consolidated Statements of Cash Flows
4.	Supplemental Sales Information
5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
6.	Net Earnings Per Diluted Share Excluding the Adjustment Items
7.	Operating Profit Excluding the Adjustment Items
8.	Gross Margin

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Contacts: Media: Erin Rolfes (513) 762-1080; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	2026		2025
SALES	$46,121	100.0%	$45,118	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	35,493	77.0	34,551	76.6
OPERATING, GENERAL AND ADMINISTRATIVE (a)	7,963	17.3	7,923	17.6
RENT	269	0.6	271	0.6
DEPRECIATION AND AMORTIZATION	989	2.1	1,051	2.3

OPERATING PROFIT	1,407	3.1	1,322	2.9

OTHER INCOME (EXPENSE)

NET INTEREST EXPENSE	(209)	(0.5)	(199)	(0.5)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN EXPENSE	(7)	-	(1)	-
LOSS ON INVESTMENTS	(14)	-	(19)	-

NET EARNINGS BEFORE INCOME TAX EXPENSE	1,177	2.6	1,103	2.4

INCOME TAX EXPENSE	273	0.6	235	0.5

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	904	2.0	868	1.9

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1	-	2	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$903	2.0%	$866	1.9%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$1.46		$1.30

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	613		660

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$1.46		$1.29

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	615		664

DIVIDENDS DECLARED PER COMMON SHARE	$0.35		$0.32

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge, rent and depreciation and amortization.
The Company defines FIFO gross margin as FIFO gross profit divided by sales.
The Company defines FIFO operating profit as operating profit excluding the LIFO charge.
The Company defines FIFO operating margin as FIFO operating profit divided by sales.
The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $52 and $40 were recorded in the first quarters of 2026 and 2025, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	May 23,	May 24,
	2026	2025
ASSETS
Current Assets
Cash	$218	$340
Temporary cash investments	2,655	4,398
Store deposits in-transit	1,225	1,179
Receivables	2,101	2,131
Inventories	7,278	7,020
Prepaid and other current assets	729	697

Total current assets	14,206	15,765

Property, plant and equipment, net	24,767	25,829
Operating lease assets	6,769	6,840
Intangibles, net	851	836
Goodwill	2,624	2,674
Other assets	1,075	1,304

Total Assets	$50,292	$53,248

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$1,264	$807
Current portion of operating lease liabilities	668	668
Accounts payable	11,278	10,562
Accrued salaries and wages	1,183	1,209
Other current liabilities	3,577	3,379

Total current liabilities	17,970	16,625

Long-term debt including obligations under finance leases	15,731	17,138
Noncurrent operating lease liabilities	6,529	6,595
Deferred income taxes	1,143	1,401
Pension and postretirement benefit obligations	414	381
Other long-term liabilities	2,027	2,200

Total Liabilities	43,814	44,340

Shareowners' equity	6,478	8,908

Total Liabilities and Shareowners' Equity	$50,292	$53,248

Total common shares outstanding at end of period	613	661
Total diluted shares year-to-date	615	664

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$904	$868
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	989	1,051
Asset impairment and store closure charges	19	108
Operating lease asset amortization	179	184
LIFO charge	52	40
Share-based employee compensation	57	38
Deferred income taxes	51	(16)
Loss on investments	14	19
Other	(4)	(37)
Changes in operating assets and liabilities:
Store deposits in-transit	19	133
Receivables	(74)	47
Inventories	(418)	(23)
Prepaid and other current assets	(93)	(52)
Accounts payable	563	288
Accrued expenses	(319)	(243)
Income taxes receivable and payable	183	41
Operating lease liabilities	(209)	(134)
Other	(139)	(163)

Net cash provided by operating activities	1,774	2,149

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,293)	(1,044)
Other	38	5

Net cash used by investing activities	(1,255)	(1,039)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt including obligations under finance leases	(559)	(52)
Dividends paid	(215)	(211)
Proceeds from issuance of capital stock	30	145
Treasury stock purchases	(213)	(181)
Other	(23)	(32)

Net cash used by financing activities	(980)	(331)

NET (DECREASE) INCREASE IN CASH AND TEMPORARY
CASH INVESTMENTS	(461)	779

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	3,334	3,959
END OF YEAR	$2,873	$4,738

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,293)	$(1,044)
Payments for lease buyouts	30	11
Changes in construction-in-progress payables	(187)	(150)
Total capital investments, excluding lease buyouts	$(1,450)	$(1,183)

Disclosure of cash flow information:
Cash paid during the year for net interest	$263	$269
Cash paid during the year for income taxes	$39	$203

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical sales is an industry-specific measure, and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP. Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. We include Kroger Delivery sales as identical if the delivery occurs in an existing Kroger Supermarket geography or when the location has been in operation for five full quarters.

IDENTICAL SALES

	EXCLUDING ADJUSTMENT ITEMS
	FIRST QUARTER (a)		FIRST QUARTER
	2026	2025	2026	2025
EXCLUDING FUEL	$39,802	$39,417	$40,136	$39,675
EXCLUDING FUEL	1.0%	3.2%	1.2%	3.0%

(a)	Identical sales, excluding fuel, were adjusted to exclude stores involved in the labor disputes in Colorado in the first quarter of 2025. Identical sales, excluding fuel, were excluded for the first four weeks of the first quarters of 2026 and 2025 for stores involved in this labor dispute.

Table 5. Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity. Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	May 23,	May 24,
	2026	2025	Change
Current portion of long-term debt including obligations under finance leases	$1,264	$807	$457
Long-term debt including obligations under finance leases	15,731	17,138	(1,407)

Total debt	16,995	17,945	(950)

Less: Temporary cash investments	2,655	4,398	(1,743)

Net total debt	$14,340	$13,547	$793

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter basis.

	ROLLING FOUR QUARTERS ENDED
	May 23,	May 24,
	2026	2025
Net earnings attributable to The Kroger Co.	$1,053	$2,584
LIFO charge	169	94
Depreciation and amortization	3,270	3,319
Net interest expense	649	526
Income tax expense	214	670
Adjustment for loss on investments	36	183
Adjustment for severance charge and related benefits	48	32
Adjustment for impairment of intangible assets	50	30
Adjustment for labor dispute charges	-	44
Adjustment for store closures	-	100
Adjustment for executive stock compensation for a former executive	-	(21)
Adjustment for merger-related costs (a)	-	509
Adjustment for merger-related litigation and settlement charges	171	15
Adjustment for property losses	-	25
Adjustment for opioid settlement charges and vendor reserves	(28)	(5)
Adjustment for gain on sale of Kroger Specialty Pharmacy	-	(79)
Adjustment for fulfillment network impairment and related charges	2,497	-
Adjustment for transformation costs (b)	62	-
Other	(8)	(11)

Adjusted EBITDA	$8,183	$8,015

Net total debt to adjusted EBITDA ratio	1.75	1.69

(a)	Merger-related costs primarily include third-party professional fees and credit facility fees associated with the terminated merger with Albertsons Companies, Inc.

(b)	Transformation costs primarily include costs related to third-party professional consulting fees associated with business transformation and cost saving initiatives.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below. Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations. Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance. These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FIRST QUARTER
	2026	2025
Net earnings attributable to The Kroger Co.	$903	$866

Adjustment for loss on investments (a)(b)	10	15
Adjustment for labor dispute charges (a)(c)	-	33
Adjustment for store closures (a)(d)	-	77
Adjustment for executive stock compensation for a former executive (a)(e)	-	(16)
Adjustment for merger-related litigation costs (a)(f)	19	11
Adjustment for opioid settlement charges and vendor reserves (a)(g)	-	17
Adjustment for transformation costs (a)(h)	48	-
Executive stock compensation for a former executive income tax adjustment	-	(7)

2026 and 2025 Adjustment Items	77	130

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$980	$996

Net earnings attributable to The Kroger Co. per diluted common share	$1.46	$1.29

Adjustment for loss on investments (i)	0.01	0.02
Adjustment for labor dispute charges (i)	-	0.05
Adjustment for store closures (i)	-	0.12
Adjustment for executive stock compensation for a former executive (i)	-	(0.03)
Adjustment for merger-related litigation costs (i)	0.03	0.02
Adjustment for opioid settlement charges and vendor reserves (i)	-	0.03
Adjustment for transformation costs (i)	0.08	-
Executive stock compensation for a former executive income tax adjustment (i)	-	(0.01)

2026 and 2025 Adjustment Items	0.12	0.20

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$1.58	$1.49

Average number of common shares used in diluted calculation	615	664

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustments for loss on investments were $14 and $19 in the first quarters of 2026 and 2025, respectively.

(c)	The pre-tax adjustments to Sales, COGS and OG&A expenses for labor dispute charges were $44.

(d)	The pre-tax adjustment to OG&A expenses for store closures was $100.

(e)	The pre-tax adjustment to OG&A expenses for executive stock compensation for a former executive was $(21).

(f)	The pre-tax adjustments to OG&A expenses for merger-related litigation costs were $25 and $15 in the first quarters of 2026 and 2025.

(g)	The pre-tax adjustment to OG&A expenses for opioid settlement charges and vendor reserves was $22.

(h)	The pre-tax adjustment to OG&A expenses for transformation costs was $62. Transformation costs primarily include costs related to third party professional consulting fees associated with business transformation and cost saving initiatives.

(i)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2026 First Quarter Adjustment Items include adjustments for the loss on investments, merger-related litigation costs and transformation costs.

2025 First Quarter Adjustment Items include adjustments for the loss on investments, labor dispute charges, store closures, executive stock compensation for a former executive, merger-related litigation costs, opioid settlement charges and vendor reserves and executive stock compensation for a former executive income tax.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below. Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over-year comparisons for operating profit because adjusted items are not the result of normal operations. Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance. These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FIRST QUARTER
	2026	2025
Operating profit	$1,407	$1,322
LIFO charge	52	40

FIFO operating profit	1,459	1,362

Adjustment for labor dispute charges	-	44
Adjustment for store closures	-	100
Adjustment for executive stock compensation for a former executive	-	(21)
Adjustment for merger-related litigation costs	25	15
Adjustment for opioid settlement charges and vendor reserves	-	22
Adjustment for transformation costs (a)	62	-
Other	(2)	(4)

2026 and 2025 Adjustment items	85	156

Adjusted FIFO operating profit excluding the adjustment items above	$1,544	$1,518

(a)	Transformation costs primarily include costs related to third-party professional consulting fees associated with business transformation and cost saving initiatives.

Table 8. Gross Margin

(in millions, except percentages)

(unaudited)

In the Consolidated Statements of Operations within Table 1, the Company separately presents rent and depreciation and amortization to evaluate operational effectiveness. The table below calculates gross margin in accordance with Generally Accepted Accounting Principles ("GAAP") by including a portion of rent and depreciation and amortization related to the Company's manufacturing and warehousing and transportation activities.

The following table provides the calculation of gross profit and gross margin in accordance with GAAP.

	FIRST QUARTER
	2026	2025
Sales	$46,121	$45,118
Merchandise costs, including advertising, warehousing and transportation and LIFO charge, excluding rent and depreciation and amortization	35,493	34,551
Rent	16	18
Depreciation and amortization	139	193
Gross profit	$10,473	$10,356

Gross margin	22.7%	23.0%